 Exhibit 99.1

Greenbacker Renewable Energy Company LLC Announces June 30, 2016 Net Asset Value Per Share and Revised Share Offering Prices

New York, NY – July 27, 2016 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that its Board of Directors (“Board of Directors”) approved the June 30, 2016 net asset value per share for Class A and I shares of common stock of $8.69, respectively, an increase of $0.13 per share from the prior quarter end’s valuation. In addition, the Board of Directors approved the June 30, 2016 net asset value per share for Class C shares of common stock of $8.43, a decrease of $0.13 per share from the prior quarter, primarily due to a change in accounting for the distribution fee paid on the Class C shares. Without this change in accounting, the June 30, 2016 net asset value per share for Class C shares would have increased by $0.13 per share. Due to the changes in net asset value per share, the Company revised the per share offering price for each class of shares effective August 4, 2016, to the following - $10.227 per Class A share, $9.791 per Class C share and $9.394 per Class I share.

Due to the change in the share offering prices, the Company’s Board of Directors authorized an increase in cash distributions payable on September 1, 2016 and October 1, 2016 to shareholders of record of Class A, C and I shares as of August 31, 2016 and September 30, 2016, respectively, to $0.00167656 per share, per day to maintain the current annual distribution rates.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that expects to acquire a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234